EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/13/25 to 2/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/10/2025	Sell	16,292	44.07
1/13/2025	Sell	10,663	44.59
1/14/2025	Sell	9,537	45.02
1/15/2025	Sell	1,600	45.98
1/17/2025	Sell	7,901	47.28
1/22/2025	Sell	6,647	47.96
1/23/2025	Sell	13,438	47.66
1/27/2025	Sell	1,900	45.09
1/28/2025	Sell	4,510	44.35
1/29/2025	Sell	4,493	44.96
1/30/2025	Sell	3,573	45.32
1/31/2025	Sell	100	45.85
2/3/2025	Sell	11,225	45.06
2/4/2025	Sell	5,799	45.55
2/5/2025	Sell	13,122	45.99